Exhibit 99.1

Motive, Inc. Announces Preliminary Third Quarter Results

Company Focusing on Core Strength in Communications Market, Reducing Costs

and Evaluating Alternatives for Enterprise business

AUSTIN, Texas, Oct. 4, 2005 - Motive, Inc. (NASDAQ: MOTV), a leading provider of management software, today announced preliminary results for the third quarter ended September 30, 2005. The company expects core revenue for the third quarter of 2005, which excludes impact from business acquisitions, to be in the range of $15.5 million to $17.5 million, compared to core revenue of $23 million for the same period last year. Total revenue for the third quarter of 2005 is expected to be in the range of $16.5 million to $18.5 million.

Motive’s pro forma loss per share for the third quarter of 2005 is expected to be in the range of ($0.12) to ($0.17) per diluted share, compared to pro forma earnings per share of $0.05 per diluted share for the same period last year. Motive’s GAAP loss per share for the third quarter of 2005 is expected to be in the range of ($0.20) to ($0.27) per diluted share. Pro forma earnings and loss per share exclude (i) the amortization of acquired technology, intangibles and deferred stock compensation and (ii) receipt of cash associated with a legal settlement, and assume a pro forma effective tax rate of 35 percent.

“These results have led us to make significant changes in two key areas,” said Scott Harmon, CEO of Motive. “First, with regard to our enterprise business, we have decided that the investment necessary for Motive to cultivate relationships with Global 2000 enterprises is greater than we can sustain, and we are reviewing strategic options for this business. As a result, we will focus on our core strength in the communications market which will drive the company’s future strategic direction and success. Second, we are taking immediate steps to bring our cost structure in line with our new business requirements.”

Harmon added: “Most importantly, I believe that the changes we are making will allow us to focus 100 percent on growing our leadership position in the communications market and expanding our relationships with the world’s leading telecommunications and cable broadband companies.”

“Given the anticipated changes to our business, we no longer expect to achieve the revenue and EPS guidance that we previously released for the remainder of 2005,” said Paul Baker, CFO of Motive.

All statements relating to the company’s third quarter financial performance contained in this release are preliminary and may change based on the completion by the company’s management and independent auditors of customary quarterly closing and review procedures.

Conference Call Details

Motive has scheduled a conference call for 4:00 p.m. CST today to discuss its preliminary third quarter of 2005 results. Listeners can access the conference call via webcast from the Investor Relations section of Motive’s website at www.motive.com or by dialing (800) 260-8140 and using the participant code 22842949. For those who cannot listen to the live broadcast of the call, a replay of the webcast will be available approximately two hours after the live call ends from the Investor Relations section of Motive’s website at www.motive.com or you can access a replay of the conference call at (888) 286-8010. The pass code for the replay is 31551600.

Motive will announce its final third quarter results on Wednesday, October 26, 2005, after the close of the market.

About Motive, Inc.

Motive, Inc. has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties concerning our expected financial performance, as well as our future business prospects and product and service offerings. Our actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, us and reported results should not be considered as an indication of future performance. These potential risks and uncertainties include, among other things: potential changes to these initial financial results for the third quarter 2005 based on the completion by our management and independent auditors of customary quarterly closing and review procedures, our concentrated customer base; the mix of perpetual and term licenses; the effect of the timing of the recognition of revenue from products licensed; our typically long sales cycle; the dependence of our financial growth on the continued success and acceptance of our existing and new product and service offerings; our ability to market our products in new geographic areas; the compatibility of our software with hardware and software platforms that are used by our customers and their subscribers now or in the future; the ability to attract and retain key personnel; the intensely competitive nature of the market for our products and services; and the additional risk factors described in our SEC filings, which are available at the SEC’s website at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

Non-GAAP Financial Information

Motive has provided in this release certain financial information that has not been prepared in accordance with generally accepted accounting principles (GAAP). This information includes but is not limited to core revenue and pro forma fully diluted earnings per share. These measures may be different from measures used by other companies. Our management uses these non-GAAP measures to evaluate our financial results, develop budgets and manage expenditures.

Pro Forma to GAAP Reconciliation

The following table reconciles the range provided for pro forma loss per share to that provided for GAAP loss per share for the quarter ended September 30, 2005, both of which have been calculated on a fully diluted basis (1):

	Low End of Range	High End of Range
GAAP EPS	$(0.27)	$(0.20)
Amortization of acquired technology, intangibles and deferred stock compensation and receipt of cash associated with a legal settlement (2)	$0.10	$0.08
Pro Forma EPS	$(0.17)	$(0.12)

(1)	GAAP and pro forma loss per share are calculated based on an assumed number of weighted average shares outstanding of 26.4 million.
(2)	Pro forma earnings per share assumes an effective tax rate of 35 percent.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Media Contact:	Investor Contact:
Cybele Diamandopoulos	April Downing
Motive, Inc.	Motive, Inc.
512-506-4272	512-531-1038
cdiamand@motive.com	ir@motive.com